Exhibit 99.1

NEWS RELEASE For Further Information Contact:

Donald R. Head, Chairman

Capital Title Group, Inc.

(480) 624-4200

FOR IMMEDIATE RELEASE Rudy R. Miller, Chairman

The Miller Group

(800) 264-1870

ctgi@themillergroup.net

CAPITAL TITLE GROUP REPORTS A SIGNIFICANT INCREASE IN OPERATING RESULTS FOR THE 1ST QUARTER 2005

Earnings Rose 620% and Revenue Advances 59% in 2005 Compared to 2004

SCOTTSDALE, ARIZONA, April 26, 2005 -- Capital Title Group, Inc. (Nasdaq: CTGI) -- listed number 21 in FORTUNE'S 100 Fastest Growing Companies in America and a national provider of title, appraisal and other transaction services to the real estate and mortgage lending industries, today reported results for the first quarter ended March 31, 2005 that include an increase of 620% in earnings attributable to common shares (despite a one-time, pre-tax charge of $0.7 million taken during the quarter) and an increase in revenue of 59% for the three-month period. These increases resulted from acquisitions completed subsequent to the first quarter of 2004, along with revenue and earnings increases from existing operations.

During the first quarter ended March 31, 2005, earnings were $.07 per diluted share compared to the same period in the prior year when earnings per diluted share were $.01. Earnings for the three-month period ended March 31, 2005 were $1.8 million, versus $0.2 million in the three-month period ended March 31, 2004. Earnings for the three-month period ended March 31, 2005 included a one-time, pre-tax charge of $0.7 million related to a payment to the former shareholders of Nationwide Appraisal to obtain a tax election, which should result in lower taxes in future years by allowing a tax deduction for the amortization of goodwill. Without the one-time charge, earnings in the first quarter 2005 would have been $.09 per diluted share. Revenue for the three-month period ended March 31, 2005 increased 59% to $82.1 million compared to $51.5 million in the first quarter period 2004.

"We had a great first quarter and I am pleased to report the results to our shareholders. We reported a higher closed order count in the first quarter 2005, when compared to 2004, while activity in the refinance market has declined. We reported an increase in the average revenue per closed order, pointing to a positive trend in the mix of our business to a greater percent of higher margin residential resale transactions. Revenue increases also benefited from 2004 acquisitions completed to intensify our bundled settlement services on a national basis," stated Donald R. Head, chairman, president and chief executive officer. "We maintained a disciplined focus on expenses that decreased as a percent of revenue in the first quarter and without the one-time charge to earnings, we would have reported $.09 per diluted share.

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"Generally the first quarter is the slowest period in our industry with activity increasing in the second and third quarters. Our strong first quarter bodes well for our second quarter operating results. We remain focused on overall growth from the diversified revenue sources we established during 2004," Head added.

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include - Capital Title Agency, New Century Title Company, NAC1031 Exchange Services, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services, Nationwide TotalFlood Services, Inc., Real Estate Appraisal Services, Inc. and AdvantageWare -- with strategically located offices in Arizona, California, Nevada, Ohio, Pennsylvania and Texas. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Capital Title Insurance Company. The combined companies have in excess of 2,500 employees.

Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
	(in thousands, except per share data)
Revenue	$ 82,109	$ 51,547
Expenses	78,544	50,542
Income before income taxes	3,565	1,005
Income tax expense	1,434	408
Net income	2,131	597
Dividends on preferred stock	345	349
Earnings attributable to common shares	$ 1,786	$ 248
Earnings per common share: Basic Diluted	$ 0.08 $ 0.07	$ 0.01 $ 0.01
Weighted average number of common shares outstanding: Basic Diluted	21,624,131 24,013,980	18,369,646 20,253,508

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